NEWS RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(410) 229-4444

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS UPDATES EARNINGS GUIDANCE AND OUTLOOK
FOR THIRD QUARTER 2003 RESULTS

Hunt Valley, Maryland, September 16, 2003 — Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today that it expects the third quarter 2003 earnings results to be below second quarter 2003. Robert E. Lee, President and Chief Executive Officer, is speaking today at the Credit Suisse First Boston Chemical Conference and is discussing Millennium’s strategy and current outlook.

TITANIUM DIOXIDE

The operating income of the Titanium Dioxide (TiO2) business in the third quarter of 2003 is currently expected to be in the range of $6 to $9 million compared to $23 million in the second quarter of 2003. The earnings decline is due in part to expected higher manufacturing costs per metric ton due to planned slowdowns and unscheduled operating disruptions. The average global selling price is expected to be down about 3 percent in US dollars in the third quarter of 2003 compared to the second quarter of 2003 reflecting mix, local pricing issues and foreign exchange. Third quarter 2003 TiO2 global sales volumes are expected to be flat compared to second quarter of 2003.

ACETYLS

In the Acetyls business the operating results are currently expected to be $2 to $3 million in the third quarter of 2003 compared to $5 million in the second quarter of 2003. This decline is primarily due to the higher natural gas cost experienced in the second quarter of 2003 which flows through cost of goods sold in the third quarter of 2003. However, we expect operating results for the fourth quarter of 2003 to be substantially higher because of lower average natural gas cost and stable market conditions.

SPECIALTIES

In the Specialties business the third quarter 2003 operating results are expected to be comparable to the second quarter of 2003. Additionally, Millennium is conducting a strategic review of its Fragrance and Flavors business to assure alignment with Millennium’s priorities.

WEBCAST

Investors may listen to Mr. Lee’s presentation on Millennium’s strategy and third quarter 2003 outlook today at 9:15 AM EST live via webcast by accessing www.millenniumchem.com and clicking on the Investor Relations button. The presentation will be available on Millennium’s home page (www.millenniumchem.com).

ABOUT MILLENNIUM

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

•	The second-largest producer of TiO2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium/based pigments;
•	The second-largest producer of acetic acid and vinyl acetate monomer in North America;
•	A leading producer of terpene-based fragrance and flavor chemicals; and,
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Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP (“Equistar”) operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; weather conditions in markets in which Millennium operates; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium’s minority interest in Equistar, and Millennium’s contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium’s and Equistar’s ability to pass on cost increases to their respective customers; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium’s or Equistar’s current and former operations; pricing and other competitive pressures; legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits and other claims; and Millennium’s and Equistar’s substantial indebtedness, and the impact of such indebtedness on their respective cash flows, business operations and ability to obtain additional financing. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium’s Quarterly Report on Form 10-Q for the period ended June 30, 2003. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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